Exhibit 10.3

September 30, 2020

Playboy Enterprises, Inc.

10960 Wilshire Blvd., Suite 2200

Los Angeles, California 90024

Attention: Chris Riley, General Counsel

Mountain Crest Acquisition Corp.

311 West 43rd Street, 12th Floor

New York, New York

Attention: Suying Liu

Re: Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by [_] (the “Supporter”), to Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and Mountain Crest Acquisition Corp., a Delaware corporation (the “Parent”), in accordance with that Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, the Company and the other parties thereto (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

The Supporter is currently, and as of immediately prior to the Closing will be, the record owner of [_] shares of Parent Common Stock (the “Supporter Shares”).

In order to induce the Company and Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Supporter hereby agrees with the Parent and the Company as follows:

1.	Voting Agreements. The Supporter, in its capacity as a stockholder of Parent, agrees that, at the Parent Stockholder Meeting, at any other meeting of Parent’s stockholders related to the transactions contemplated by the Merger Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of Parent’s stockholders related to the transactions contemplated by the Merger Agreement (the Parent Stockholder Meeting and all other meetings or consents related to the Merger Agreement, collectively referred to herein as the “Meeting”), the Supporter shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Supporter Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Supporter Shares in favor of each of the Parent Proposals; and

c.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Supporter Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Supporter contained in this Support Agreement.

2.	Restrictions on Transfer. The Supporter agrees that it shall not sell, assign or otherwise transfer any of the Supporter Shares unless the buyer, assignee or transferee executes a joinder agreement to this Support Agreement in a form reasonably acceptable to the Company. Parent shall not register any sale, assignment or transfer of the Supporter Shares on Parent’s transfer (book entry or otherwise) that is not in compliance with this Section 2.

3.	Damages; Remedies. The Supporter hereby agrees and acknowledges that (a) Parent and the Company would be irreparably injured in the event of a breach by the Supporter of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

4.	Fees; Loan Repayments. Except as disclosed in the Prospectus, neither the Supporter nor any Affiliate of the Supporter, nor any director or officer of the Parent, shall receive from the Parent any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of a business combination (as defined in Parent’s Organizational Documents) of Parent (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger).

5.	Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

2

6.	Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Supporter, the Parent and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

7.	Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.	Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.	Governing Law; Jurisdiction; Jury Trial Waiver. This Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby shall be brought in the federal or state courts located in New York City in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12. The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3

10.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.9 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the address set forth in Section 11.9 of the Merger Agreement, and, with respect to Supporter, at the address set forth on Supporter’s signature page.

11.	Termination. This Support Agreement shall terminate on the earlier of the Closing or the termination of the Merger Agreement. No such termination shall relieve the Supporter, Parent or the Company from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

12.	Supporter Representations: The Supporter represents and warrants to Parent and the Company, as of the date hereof, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	(i) if Supporter is not an individual, Supporter is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Supporter’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Supporter and (ii) if Supporter is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same;

d.	this Support Agreement has been duly executed and delivered by the Supporter and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Supporter, enforceable against the Supporter in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Support Agreement by the Supporter does not, and the performance by the Supporter of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Supporter, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Supporter of its obligations under this Support Agreement;

4

f.	there are no Proceedings pending against the Supporter or, to the knowledge of the Supporter, threatened against the Supporter, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Supporter of its obligations under this Support Agreement;

g.	no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Supporter or, to the knowledge of the Supporter, by Parent or Merger Sub;

h.	the Supporter has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors;

i.	the Supporter has not entered into, and shall not enter into, any agreement that would prevent the Supporter from performing any of its obligations hereunder;

j.	the Supporter has good title to the Supporter Shares, free and clear of any Liens other than Permitted Liens, and the Supporter has the sole power to vote or cause to be voted such Supporter Shares; and

k.	the Supporter Shares identified in Section 2 of this Support Agreement are the only shares of Parent Common Stock owned of record or beneficially owned by the Supporter as of the date hereof, and none of such Supporter Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Supporter Shares that is inconsistent with the Supporter’s obligations pursuant to this Support Agreement.

13.	Adjustment for Stock Split. If, and as often as, there are any changes in the Parent or the Supporter Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Supporter, Parent, the Company, the Supporter Shares as so changed.

5

14.	Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[remainder of page intentionally left blank]

6

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

[_____]

By:
Name:
Title:

[ADDRESS]

Accepted and Agreed:

PLAYBOY ENTERPRISES, INC.

By:
Name:
Title:

MOUNTAIN CREST ACQUISITION CORP.

By:
Name:
Title:

Signature Page

Support Agreement